Exhibit 99.1

Janus Henderson Group plc Reports Second Quarter 2025 Results

●

Solid investment performance, with 72%, 76%, 67%, and 72% of assets under management (“AUM”) outperforming relevant benchmarks on a one-, three-, five-, and 10-year basis, respectively, as of June 30, 2025

●	AUM of US$457 billion as of June 30, 2025, an increase of 27% year over year and 23% quarter over quarter

●

Second quarter 2025 net inflows of US$46.7 billion, including US$46.5 billion of predominantly investment grade public fixed income general account assets as part of the previously announced strategic partnership with The Guardian Life Insurance Company of America® ("Guardian")

●	Second quarter 2025 diluted EPS of US$0.95 and adjusted diluted EPS of US$0.90, year-over-year increases of 17% and 6%, respectively

●	Returned US$113 million in capital to shareholders through dividends and share buybacks in second quarter 2025; Board of Directors ("Board") declared a quarterly dividend of US$0.40 per share

LONDON — Janus Henderson Group plc (NYSE: JHG; “JHG," "Janus Henderson,” or the “Company”) published its second quarter 2025 results for the period ended June 30, 2025. Second quarter 2025 operating income was US$163.8 million compared to US$153.6 million in the first quarter 2025 and US$164.3 million in the second quarter 2024. Adjusted operating income, adjusted for one-time, acquisition and transaction related costs, was US$167.0 million in the second quarter 2025 compared to US$156.6 million in the first quarter 2025 and US$164.7 million in the second quarter 2024.

Second quarter 2025 diluted earnings per share of US$0.95 compared to US$0.77 in the first quarter 2025 and US$0.81 in the second quarter 2024. Adjusted diluted earnings per share of US$0.90 in the second quarter 2025 compared to US$0.79 in the first quarter 2025 and compared to US$0.85 in the second quarter 2024.

Ali Dibadj, Chief Executive Officer, stated:

"Our second quarter results were solid, despite market volatility to begin the quarter, with year-over-year increases in net flows, revenue, operating income, and EPS. Our world-class investment team continued to deliver solid investment performance. Importantly, net flows were positive US$46.7 billion this quarter, marking our fifth consecutive quarter of positive net flows. Delivering positive active flows is a key differentiator for Janus Henderson in an industry with well-documented active flow headwinds, and the positive net flow result demonstrates our truly diverse global distribution footprint and the broad range of strategies and vehicles we offer. Our financial performance and strong balance sheet allow us to continue returning cash to shareholders through dividends and share buybacks, while reinvesting in the business both organically and inorganically for future growth.

"We are making meaningful strides on our strategic objectives, including our multi-faceted strategic partnership with Guardian, from which we are already starting to see benefits, including managing US$46.5 billion of their general account assets and Guardian's US$100 million of seed funding into our recently launched Asset-Backed Securities ETF, JABS, expanding Janus Henderson’s offerings to meet client demand, including insurance companies seeking efficient investment grade exposure for general accounts.

“While there is still work to be done, many areas of our business are experiencing momentum, and the progress is tangible. We will remain focused on helping our clients define and achieve superior financial outcomes and delivering desired results for our clients, shareholders, employees, and all our stakeholders."

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SUMMARY OF FINANCIAL RESULTS (unaudited) (in US$ millions, except per share data or as noted)

The Company presents its financial results in US$ and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, JHG management evaluates the profitability of the Company and its ongoing operations using additional non-GAAP financial measures. Management uses these performance measures to evaluate the business, and adjusted values are consistent with internal management reporting. See “Reconciliation of non-GAAP financial information” below for additional information.

	Three months ended
	30 Jun	31 Mar	30 Jun
	2025	2025	2024
GAAP basis:
Revenue	633.2	621.4	588.4
Operating expenses	469.4	467.8	424.1
Operating income	163.8	153.6	164.3
Operating margin	25.9%	24.7%	27.9%
Net income attributable to JHG	149.9	120.7	129.7
Diluted earnings per share	0.95	0.77	0.81

Adjusted basis:
Revenue	497.9	486.5	458.3
Operating expenses	330.9	329.9	293.6
Operating income	167.0	156.6	164.7
Operating margin	33.5%	32.2%	35.9%
Net income attributable to JHG	142.6	124.6	135.2
Diluted earnings per share	0.90	0.79	0.85

SHARE REPURCHASE AND DIVIDEND

On July 30, 2025, the Board declared a dividend of US$0.40 per share for the quarter ended June 30, 2025. Shareholders on the register on the record date of August 11, 2025, will be paid the dividend on August 28, 2025.

As part of the Company's Board-approved US$200 million on-market share repurchase program, JHG purchased approximately 1.3 million shares of its common stock on the New York Stock Exchange (NYSE) in the second quarter, for a total outlay of approximately US$50 million.

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AUM AND FLOWS (in US$ billions)

FX reflects movement in AUM resulting from changes in foreign currency rates as non-US$ denominated AUM is translated into US$. Redemptions include impact of client transfers.

Total comparative AUM and flows

	Three months ended
	30 Jun	31 Mar	30 Jun
	2025	2025	2024
Opening AUM	373.2	378.7	352.6
Sales	71.8	22.9	18.1
Redemptions	(25.1)	(20.9)	(16.4)
Net sales / (redemptions)	46.7	2.0	1.7
Market / FX	37.4	(7.5)	7.1
Closing AUM	457.3	373.2	361.4

Quarterly AUM and flows by capability

		Fixed
	Equities	Income	Multi-Asset	Alternatives	Total
AUM 30 Jun 2024	226.2	74.5	51.5	9.2	361.4
Sales	7.9	6.1	1.4	0.7	16.1
Redemptions	(9.4)	(3.9)	(1.8)	(0.6)	(15.7)
Net sales / (redemptions)	(1.5)	2.2	(0.4)	0.1	0.4
Market / FX	12.4	3.8	2.4	0.8	19.4
Acquisitions	—	0.8	—	0.3	1.1
AUM 30 Sep 2024	237.1	81.3	53.5	10.4	382.3
Sales	8.1	9.3	2.0	1.0	20.4
Redemptions	(10.6)	(4.1)	(1.9)	(0.5)	(17.1)
Net sales / (redemptions)	(2.5)	5.2	0.1	0.5	3.3
Market / FX	(5.2)	(3.8)	(0.5)	(0.6)	(10.1)
Acquisitions	—	—	—	3.2	3.2
AUM 31 Dec 2024	229.4	82.7	53.1	13.5	378.7
Sales	7.2	12.0	1.5	2.2	22.9
Redemptions	(11.4)	(6.4)	(2.1)	(1.0)	(20.9)
Net sales / (redemptions)	(4.2)	5.6	(0.6)	1.2	2.0
Market / FX	(7.8)	1.2	(0.9)	—	(7.5)
AUM 31 Mar 2025	217.4	89.5	51.6	14.7	373.2
Sales	8.2	60.5	1.1	2.0	71.8
Redemptions	(10.8)	(10.8)	(2.2)	(1.3)	(25.1)
Net sales / (redemptions)	(2.6)	49.7	(1.1)	0.7	46.7
Market / FX	28.8	3.0	5.1	0.5	37.4
AUM 30 Jun 2025	243.6	142.2	55.6	15.9	457.3

Average AUM by capability

	Three months ended
	30 Jun	31 Mar	30 Jun
	2025	2025	2024
Equities	224.9	231.1	220.8
Fixed Income	90.8	87.8	71.7
Multi-Asset	52.5	53.4	50.7
Alternatives	15.0	14.1	8.9
Total	383.2	386.4	352.1

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INVESTMENT PERFORMANCE

% of AUM outperforming benchmark (as of June 30, 2025)

Capability	1-year	3-year	5-year	10-year
Equities	59%	67%	54%	61%
Fixed Income	96%	88%	87%	93%
Multi-Asset	93%	94%	97%	97%
Alternatives	77%	86%	100%	100%
Total	72%	76%	67%	72%

Outperformance is measured based on composite performance gross of fees versus primary benchmark, except where a strategy has no benchmark index or corresponding composite in which case the most relevant metric is used: (1) composite gross of fees versus zero for absolute return strategies, (2) fund net of fees versus primary index, or (3) fund net of fees versus Morningstar peer group average or median. Non-discretionary and separately managed account assets are included with a corresponding composite where applicable.

Cash management vehicles, ETF-enhanced beta strategies, legacy Tabula passive ETFs, Fixed Income Buy & Maintain mandates, legacy NBK Capital Partners and Victory Park Capital funds, Managed CDOs, Private Equity funds, and custom non-discretionary accounts with no corresponding composite are excluded from the analysis. Excluded assets represent 14% of AUM. Capabilities defined by Janus Henderson.

% of mutual fund AUM in top 2 Morningstar quartiles (as of June 30, 2025)

Capability	1-year	3-year	5-year	10-year
Equities	65%	68%	68%	88%
Fixed Income	87%	79%	63%	70%
Multi-Asset	95%	95%	95%	95%
Alternatives	90%	41%	90%	94%
Total	75%	74%	72%	88%

Includes Janus Investment Fund, Janus Aspen Series, Janus Henderson Detroit Street Trust (ETFs), and Clayton Street Trust (U.S. Trusts), Janus Henderson Capital Funds (Dublin based), Dublin and UK OEIC and Investment Trusts, Luxembourg SICAVs, Australian Managed Investment Schemes, and legacy Tabula ICAVs (legacy Tabula passive ETFs are excluded). The top two Morningstar quartiles represent funds in the top half of their category based on total return. For the 1-, 3-, 5-, and 10-year periods ending June 30, 2025, 57%, 56%, 52%, and 58% of the 185, 174, 162, and 142 total mutual funds, respectively, were in the top 2 Morningstar quartiles.

Analysis based on "primary" share class (Class I Shares, Institutional Shares, or share class with longest history for U.S. Trusts; Class H Shares or share class with longest history for Dublin based; primary share class as defined by Morningstar for other funds). Performance may vary by share class. Rankings may be based, in part, on the performance of a predecessor fund or share class and are calculated by Morningstar using a methodology that differs from that used by Janus Henderson. Methodology differences may have a material effect on the return and therefore the ranking. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

Funds not ranked by Morningstar are excluded from the analysis. Capabilities defined by Janus Henderson. © 2025 Morningstar, Inc. All Rights Reserved. A fee was paid for the use of this data.

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SECOND QUARTER 2025 RESULTS BRIEFING INFORMATION

Chief Executive Officer Ali Dibadj and Chief Financial Officer Roger Thompson will present these results on July 31, 2025, on a conference call and webcast to be held at 9:00 a.m. ET.

Those wishing to participate should call:

United States	833 470 1428
United Kingdom	0808 189 6484
All other countries	+1 929 526 1599
Conference ID	707528

Access to the webcast and accompanying slides will be available via the investor relations section of Janus Henderson’s website (ir.janushenderson.com).

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. As of June 30, 2025, Janus Henderson had approximately US$457 billion in assets under management, more than 2,000 employees, and offices in 25 cities worldwide. The firm helps millions of people globally invest in a brighter future together. Headquartered in London, Janus Henderson is listed on the NYSE.

Investor enquiries:	Media enquiries:
Jim Kurtz	Candice Sun
Head of Investor Relations	Global Head of Media Relations
+1 303 336 4529	+1 303 336 5452
jim.kurtz@janushenderson.com	candice.sun@janushenderson.com

Or	Nicole Mullin
Media Relations Director, UK, EMEA, LatAm & APAC
Investor Relations	+44 (0)20 7818 2511
investor.relations@janushenderson.com	nicole.mullin@janushenderson.com

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FINANCIAL DISCLOSURES

Condensed consolidated statements of comprehensive income (unaudited)

	Three months ended
	30 Jun	31 Mar	30 Jun
(in US$ millions, except per share data or as noted)	2025	2025	2024
Revenue:
Management fees	507.0	513.0	472.8
Performance fees	14.8	(3.6)	7.4
Shareowner servicing fees	60.0	61.4	58.5
Other revenue	51.4	50.6	49.7
Total revenue	633.2	621.4	588.4

Operating expenses:
Employee compensation and benefits	179.0	181.5	166.3
Long-term incentive plans	39.7	44.1	36.4
Distribution expenses	132.9	132.1	126.6
Investment administration	16.9	16.1	12.8
Marketing	12.0	9.9	9.8
General, administrative and occupancy	80.4	75.6	66.9
Depreciation and amortization	8.5	8.5	5.3
Total operating expenses	469.4	467.8	424.1

Operating income	163.8	153.6	164.3

Interest expense	(5.9)	(5.9)	(3.2)
Investment gains (losses), net	52.6	(5.5)	6.4
Other non-operating income, net	21.1	6.4	7.6
Income before taxes	231.6	148.6	175.1
Income tax provision	(47.2)	(32.6)	(41.6)
Net income	184.4	116.0	133.5
Net loss (income) attributable to noncontrolling interests	(34.5)	4.7	(3.8)
Net income attributable to JHG	149.9	120.7	129.7
Less: allocation of earnings to participating stock-based awards	(3.4)	(2.4)	(3.2)
Net income attributable to JHG common shareholders	146.5	118.3	126.5

Basic weighted-average shares outstanding (in millions)	153.9	153.9	155.6
Diluted weighted-average shares outstanding (in millions)	154.4	154.5	155.8

Diluted earnings per share (in US$)	0.95	0.77	0.81

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Reconciliation of non-GAAP financial information

In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components. The following are reconciliations of GAAP revenue, operating expenses, operating income, net income attributable to JHG, and diluted earnings per share to adjusted revenue, adjusted operating expenses, adjusted operating income, adjusted net income attributable to JHG, and adjusted diluted earnings per share.

	Three months ended
	30 Jun	31 Mar	30 Jun
(in US$ millions, except per share data or as noted)	2025	2025	2024
Reconciliation of revenue to adjusted revenue
Revenue	633.2	621.4	588.4
Management fees[1]	(52.9)	(50.6)	(48.2)
Shareowner servicing fees[1]	(49.1)	(49.9)	(47.3)
Other revenue[1]	(33.3)	(34.4)	(34.6)
Adjusted revenue	497.9	486.5	458.3

Reconciliation of operating expenses to adjusted operating expenses
Operating expenses	469.4	467.8	424.1
Employee compensation and benefits[2]	(2.7)	(2.8)	(4.7)
Long-term incentive plans[2]	(1.0)	—	(1.7)
Distribution expenses[1]	(132.9)	(132.1)	(126.6)
General, administration and occupancy[2]	0.8	(0.2)	2.6
Depreciation and amortization[3]	(2.7)	(2.8)	(0.1)
Adjusted operating expenses	330.9	329.9	293.6

Adjusted operating income	167.0	156.6	164.7

Operating margin	25.9%	24.7%	27.9%
Adjusted operating margin	33.5%	32.2%	35.9%

Reconciliation of net income attributable to JHG to adjusted net income attributable to JHG
Net income attributable to JHG	149.9	120.7	129.7
Employee compensation and benefits[2]	0.3	—	1.2
Long-term incentive plans[2]	1.0	—	1.7
General, administration and occupancy[2]	(0.8)	0.2	(2.6)
Depreciation and amortization[3]	2.7	2.8	0.1
Interest expense[4]	0.2	0.1	—
Investment gains, net[4]	—	—	0.8
Other non-operating income (expense), net[4]	(11.6)	3.1	3.7
Income tax benefit (provision)[5]	2.1	(1.1)	0.6
Net income attributable to noncontrolling interests[6]	(1.2)	(1.2)	—
Adjusted net income attributable to JHG	142.6	124.6	135.2
Less: allocation of earnings to participating stock-based awards	(3.2)	(2.5)	(3.4)
Adjusted net income attributable to JHG common shareholders	139.4	122.1	131.8

Weighted-average diluted common shares outstanding – diluted (in millions)	154.4	154.5	155.8
Diluted earnings per share (in US$)	0.95	0.77	0.81
Adjusted diluted earnings per share (in US$)	0.90	0.79	0.85

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[1]

JHG contracts with third-party intermediaries to distribute and service certain of its investment products. Fees for distribution and servicing related activities are either provided for separately in an investment product’s prospectus or are part of the management fee. Under both arrangements, the fees are collected by JHG and passed through to third-party intermediaries who are responsible for performing the applicable services. The majority of distribution and servicing fees collected by JHG are passed through to third-party intermediaries. JHG management believes that the deduction of distribution and servicing fees from revenue in the computation of adjusted revenue reflects the pass-through nature of these revenues. In certain arrangements, JHG performs the distribution and servicing activities and retains the applicable fees. Revenues for distribution and servicing activities performed by JHG are not deducted from GAAP revenue. In addition to the adjustments related to distribution and servicing activities, other revenue also includes an adjustment related to an employee secondment arrangement with a joint venture. The arrangement is pass-through in nature, and we believe the costs do not represent our ongoing operations.

[2]

Adjustments for all periods presented include an adjustment related to an employee secondment arrangement with a joint venture. The arrangement is pass-through in nature, and we believe the costs do not represent our ongoing operations. Adjustments for the three months ended June 30, 2025 and 2024, also include acquisition-related expenses, redundancy expense and the acceleration of long-term incentive plan expense related to the departure of certain employees, and insurance reimbursements related to a separately managed account trade error that occurred in 2023. JHG management believes these costs are not representative of our ongoing operations.

[3]

Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognized at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. For segregated mandate contracts, the intangible asset is amortized on a straight-line basis over the expected life of the contracts. JHG management believes these non-cash and acquisition-related costs are not representative of our ongoing operations.

[4]

Adjustments for all periods presented include the reclassification of accumulated foreign currency translation adjustments to net income from JHG liquidated entities. The adjustments for the three months ended June 30, 2025, and March 31, 2025, also include fair value adjustments of acquisition-related contingent consideration. JHG management believes these costs are not representative of our ongoing operations.

[5]

The tax impact of the adjustments is calculated based on the applicable U.S. or foreign statutory tax rate as it relates to each adjustment. Certain adjustments are either not taxable or not tax-deductible.

[6]

Adjustments for the three months ended June 30, 2025, and March 31, 2025, include the noncontrolling interest on amortization of acquisition-related intangible assets. JHG management believes these non-cash and acquisition-related costs are not representative of our ongoing operations.

Condensed consolidated balance sheets (unaudited)

	30 Jun	31 Dec
(in US$ millions)	2025	2024
Assets:
Cash and cash equivalents	882.6	1,217.2
Investments	380.7	337.1
Property, equipment and software, net	36.6	39.4
Intangible assets and goodwill, net	4,174.3	4,023.7
Assets of consolidated variable interest entities	1,123.0	525.4
Other assets	854.3	820.3
Total assets	7,451.5	6,963.1

Liabilities, redeemable noncontrolling interests and equity:
Long-term debt	395.2	395.0
Deferred tax liabilities, net	577.2	569.3
Liabilities of consolidated variable interest entities	40.4	4.7
Other liabilities	794.1	911.0
Redeemable noncontrolling interests	744.7	365.0
Total equity	4,899.9	4,718.1
Total liabilities, redeemable noncontrolling interests and equity	7,451.5	6,963.1

Condensed consolidated statements of cash flows (unaudited)

	Three months ended
	30 Jun	31 Mar	30 Jun
(in US$ millions)	2025	2025	2024
Cash provided by (used for):
Operating activities	135.2	2.8	223.8
Investing activities	(290.8)	(227.3)	(60.4)
Financing activities	(67.7)	79.6	(50.9)
Effect of exchange rate changes	29.4	15.8	—
Net change during period	(193.9)	(129.1)	112.5

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Please consider the charges, risks, expenses, and investment objectives carefully before investing. For a prospectus or, if available, a summary prospectus containing this and other information, please call Janus Henderson at 800.668.0434 or download the file from janushenderson.com/info. Read it carefully before you invest or send money.

There is no assurance the stated objective(s) will be met.

OBJECTIVE: Janus Henderson Asset-Backed Securities ETF (JABS) seeks current income with a focus on preservation of capital.

Actively managed portfolios may fail to produce the intended results. No investment strategy can ensure a profit or eliminate the risk of loss.

Derivatives can be more volatile and sensitive to economic or market changes than other investments, which could result in losses exceeding the original investment and magnified by leverage.

Mortgage-backed securities (MBS) may be more sensitive to interest rate changes. They are subject to extension risk, where borrowers extend the duration of their mortgages as interest rates rise, and prepayment risk, where borrowers pay off their mortgages earlier as interest rates fall. These risks may reduce returns.

Fixed income securities are subject to interest rate, inflation, credit and default risk.  The bond market is volatile. As interest rates rise, bond prices usually fall, and vice versa.  The return of principal is not guaranteed, and prices may decline if an issuer fails to make timely payments or its credit strength weakens.

Collateralized Loan Obligations (CLOs) are debt securities issued in different tranches, with varying degrees of risk, and backed by an underlying portfolio consisting primarily of below investment grade corporate loans. The return of principal is not guaranteed, and prices may decline if payments are not made timely or credit strength weakens. CLOs are subject to liquidity risk, interest rate risk, credit risk, call risk and the risk of default of the underlying assets.

Basis of preparation

In the opinion of management of Janus Henderson Group plc, the condensed consolidated financial statements contain all normal recurring adjustments necessary to fairly present the financial position, results of operations, and cash flows of JHG in accordance with GAAP. Such financial statements have been prepared in accordance with the instructions to Form 10‑Q pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The financial statements should be read in conjunction with the annual consolidated financial statements and notes presented in Janus Henderson’s Annual Report on Form 10‑K for the year ended December 31, 2024, filed with the SEC (Commission File No. 001‑38103). Events subsequent to the balance sheet date have been evaluated for inclusion in the financial statements through the issuance date and are included in the notes to the condensed consolidated financial statements.

FORWARD-LOOKING STATEMENTS DISCLAIMER

Past performance is no guarantee of future results. Investing involves risk, including the possible loss of principal and fluctuation of value.

Certain statements in this press release not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events, including with respect to the timing and anticipated benefits of pending and recently completed transactions and strategic partnerships, and expectations regarding opportunities that align with our strategy. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance onforward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions, and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this press release include, but are not limited to, changes in interest rates and inflation, changes in trade policies (including the imposition of new or increased tariffs), changes to tax laws, volatility or disruption in financial markets, our investment performance as compared to third-party benchmarks or competitive products, redemptions, and other risks, uncertainties, assumptions, and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2024, and in other filings or furnishings made by the Company with the SEC from time to time.

Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.

The information, statements, and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments.

Not all products or services are available in all jurisdictions.

Janus Henderson Investors US LLC is the investment adviser and ALPS Distributors, Inc. is the distributor. ALPS is not affiliated with Janus Henderson or any of its subsidiaries.

Janus Henderson is a trademark of Janus Henderson Group plc or one of its subsidiaries.

© Janus Henderson Group plc.

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